Exhibit 99.1

FOR:	AMREP Corporation
850 West Chester Pike, Suite 205
Havertown, PA 19083

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS SECOND QUARTER FISCAL 2023 RESULTS

Havertown, Pennsylvania, December 12, 2022 – AMREP Corporation (NYSE:AXR) today reported net income of $3,621,000, or $0.68 per diluted share, for its 2023 fiscal second quarter ended October 31, 2022 compared to net income of $3,326,000, or $0.45 per diluted share, for the same period of the prior year. For the first six months of 2023, AMREP had net income of $5,533,000, or $1.04 per diluted share, compared to net income of $4,963,000, or $0.67 per diluted share, for the same period of 2022. Revenues were $16,149,000 and $26,856,000 for the second quarter and first six months of 2023 and $16,112,000 and $26,098,000 for the second quarter and first six months of 2022.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2022	2021
Revenues	$16,149,000	$16,112,000
Net income	$3,621,000	$3,326,000
Income per share – basic	$0.69	$0.45
Income per share – diluted	$0.68	$0.45
Weighted average number of common shares outstanding – basic	5,281,000	7,361,000
Weighted average number of common shares outstanding – diluted	5,307,000	7,383,000

	Six Months Ended October 31,
	2022	2021
Revenues	$26,856,000	$26,098,000
Net income	$5,533,000	$4,963,000
Income per share – basic	$1.05	$0.67
Income per share – diluted	$1.04	$0.67
Weighted average number of common shares outstanding – basic	5,277,000	7,354,000
Weighted average number of common shares outstanding – diluted	5,302,000	7,378,000